QVC EXTENDS TENDER OFFER

     WEST CHESTER, Pa., Feb. 1 -- QVC Network Inc. (NASDAQ: QVCN) announced today that it has extended the expiration date of its tender offer for 50.1 percent of the common stock of Paramount Communications Inc. (NYSE: PCI) to 12:00 midnight, New York City time on Monday, February 14, 1994. As of 12:00 midnight, New York City time, on Monday, January 31, 1994, approximately 19,037,288 shares of Paramount common stock had been tendered in the offer.

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CONTACT:  (Press) Michael Rourke, 212-371-5999, or Donald Van de Mark,
          215-429-5666, both of QVC; or (Investors) William F. Costello of QVC, 215-430-8938; or Diana Brainerd of Abernathy/MacGregor/Scanlon, 212-371-5999.